                   The Lincoln National Life Insurance Company

No-Lapse Enhancement Rider

This rider is made part of the policy to which it is attached if "No-Lapse Enhancement Rider" is shown in the Policy Specifications.

Lapse Protection. The policy will not lapse, as described in the "Grace Period" provision of the policy, as long as the No-Lapse Value, less Indebtedness, is greater than zero. The "Grace Period" provision of the policy will begin when the No-Lapse Value, less Indebtedness, is less than or equal to zero and when the terms of the "Grace Period" provision of the policy are met.

Guaranteed Minimum Death Benefit. The Guaranteed Minimum Death Benefit is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Guaranteed Minimum Death Benefit is chosen by the Owner and used in determining the actual Death Benefit Proceeds provided by the rider. It may be increased or decreased as described in the "Changes in Guaranteed Minimum Death Benefit" provision of this rider.

Guaranteed Minimum Death Benefit Percentage. The Guaranteed Minimum Death Benefit Percentage is measured by dividing the Guaranteed Minimum Death Benefit on the Monthly Anniversary Day by the lesser of (a) the sum of the current policy Specified Amount and the current Term Specified Amount, if any or (b) the sum of the Initial Specified Amount and the Initial Term Specified Amount, if any. The minimum initial Guaranteed Minimum Death Benefit Percentage is 70%.

Changes in Guaranteed Minimum Death Benefit. If the sum of the policy Specified Amount and the Term Specified Amount is decreased so that the sum is below the Guaranteed Minimum Death Benefit, the Guaranteed Minimum Death Benefit will be decreased to a level equal to the sum of the Specified Amount and the Term Specified Amount. The decrease will become effective on the same date as the decrease in Specified Amount. Subject to the provisions of this paragraph, decreases in the Guaranteed Minimum Death Benefit may be made at any time, upon request by the Owner In Writing, and will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request. Increases in the Guaranteed Minimum Death Benefit will be allowed only once annually and only within 90 days of a No-Lapse Value Reset. Any increase will be limited, if necessary, so that the Guaranteed Minimum Death Benefit will not be more than the lesser of (a) the sum of the policy Initial Specified Amount and the initial Term Specified Amount and (b) the sum of the current policy Specified Amount and the current Term Specified Amount. Increases require notification In Writing from the Owner and will become effective, if Lincoln Life approves the request, upon (a) the Monthly Anniversary Day that coincides with or next follows the date the request is approved by Lincoln Life and (b) the deduction from the No-Lapse Value of the first month's No-Lapse Cost of Insurance for the increase, provided the Insured is alive on such day.

Funding Level. Funding Level is measured by dividing the No Lapse Value on the Monthly Anniversary Day by the sum of the policy Specified Amount and the Term Specified Amount, if any.

LR694                                                                     Page 1

No-Lapse Value. The No-Lapse Value is a reference value and is not used in determining the actual Accumulation Value or Death Benefit Proceeds provided by the policy. On each Monthly Anniversary Day, the No-Lapse Value will be calculated as (1), plus (2), minus (3), plus (4), minus (5), minus (6) where:

(1)  is the No-Lapse Value on the preceding Monthly Anniversary Day.

(2) is all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load (as described in the "No-Lapse Expense Charges and Fees" provision of this rider).

(3) is the amount of any partial surrenders (i.e. withdrawals) and associated fees under the policy since the preceding Monthly Anniversary Day.

(4) is accumulated interest, as described in the "Interest Credited on No-Lapse Value" provision of this rider.

(5) is the No-Lapse Monthly Deduction for the month following the Monthly Anniversary Day.

(6) is the surrender charge, if any, as determined from Schedule 1 of the policy, for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the No-Lapse Value will be the No-Lapse Value as of the preceding Monthly Anniversary Day, plus all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load, less partial surrenders and associated fees, plus accumulated interest.

The No-Lapse Value on the Date of Issue will be the initial premium received less (i) the No-Lapse Monthly Deduction for the first policy month and (ii) the No-Lapse Premium Load.

The No-Lapse Value may become less than zero.

No-Lapse Value Reset. On each Policy Anniversary, if (1) is less than (2), the No-Lapse Value will be reset to equal (2):

(1)  is the No-Lapse Value on that Policy Anniversary.

(2) is the sum of (i) [70]% of the Variable Account value on that same Policy Anniversary and (ii) [90]% of the Fixed Account Value on that same Policy Anniversary.

No-Lapse Monthly Deduction. The No-Lapse Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

CHARGE 1 is the No-Lapse Cost of Insurance (as described in the "No-Lapse Cost of Insurance" provision of this rider) and the cost of any additional benefits provided by rider for the policy month; and

CHARGE 2 is the No-Lapse Monthly Administrative Fee (as described in the
         "No-Lapse Expense Charges and Fees" provision of this rider).

Interest Credited on No-Lapse Value. Lincoln Life will credit interest to the No-Lapse Value daily. The interest rate applied to borrowed and unborrowed funds will be a compounded daily rate of 0.012060% (equivalent to a compounded annual rate of 4.5%).

LR694                                                                     Page 2

No-Lapse Cost of Insurance. The No-Lapse Cost of Insurance under this rider is determined on a monthly basis. Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1) is the No-Lapse Death Benefit Value at the beginning of the policy month, divided by 1.0032737,

(2) is the No-Lapse Value at the beginning of the policy month prior to the No-Lapse Monthly Deduction, or zero, if greater, and

(3) is the No-Lapse Factor as described in the Table of No-Lapse Factors attached to this rider.

No-Lapse Death Benefit Value. The No-Lapse Death Benefit Value, which is used to determine the No-Lapse Cost of Insurance, is calculated as described in the death benefit provision of the policy using the No-Lapse Value in lieu of the Accumulation Value.

Fixed Account Allocation. The percentage of the policy Net Accumulation Value allocated to the Fixed Account, as initially selected on the application or subsequently changed by the Owner. The Fixed Account Allocation can impact the No-Lapse Value as described in the "Table of No-Lapse Factors".

Allocation Requirement. This rider requires that Automatic Rebalancing, as described in the policy, be maintained as long as the rider is in force. Additionally, Lincoln Life reserves the right to restrict the allocation to any one of a group of specified Variable Sub-Accounts to a maximum of 40% of the Net Accumulation Value of the policy. If such a requirement is imposed, the Owner will be notified In Writing. Such notice will identify the impacted Variable Sub-Accounts and the action required to meet the Allocation Requirement.

Death Benefit Proceeds. This rider amends the "Death Benefit Proceeds" provision of the policy by adding "However, if the Accumulation Value is zero and the No-Lapse Value, less Indebtedness, is greater than zero, Lincoln Life shall pay Death Benefit Proceeds equal to the Guaranteed Minimum Death Benefit less Indebtedness. Further, no benefits will be paid under the provisions of the Supplemental Term Insurance Rider."

Termination. This rider and all rights provided under it will terminate automatically upon whichever of the following occurs first: (i) the Insured reaches Age 100, (ii) surrender or other termination of the policy, (iii) discontinuation of Automatic Rebalancing, or (iv) the Allocation Requirement is imposed and corrective action is not taken within 61 days after the date of mailing of the notice of such requirement. If the rider terminates due to (i) above, coverage will continue as provided under the "Continuation of Coverage" provision of the policy and the "Death Benefit Proceeds" provision of the rider will continue to apply. If this rider terminates, it cannot be reinstated.

The duration of the Lapse Protection provided by this rider may be reduced if:
(i) premiums or other deposits are not received on or before their due date;
(ii) any Indebtedness exists, or (iii) the Owner initiates any policy change that decreases the No-Lapse Value under the policy. Policy changes that could decrease the No-Lapse Value include, but are not limited to, partial surrenders, increases in Specified Amount, changes in Death Benefit Option, and changes in the Fixed Account Allocation.

Policy Provisions. Except as provided above, this rider is subject to all the terms of the policy.

Effective Date. This rider becomes effective as of its Date of Issue which is the Date of Issue of the policy.

                                     The Lincoln National Life Insurance Company

LR694                                                                     Page 3

                            Table of No-Lapse Factors

SPECIAL NOTE:   These monthly reference factors are based on the sex, Age and premium class of the Insured. If the Insured is in a rated premium class, the No-Lapse rates will be those in the table multiplied by the Risk Factor, if any, shown in the POLICY
                SPECIFICATIONS. In determining the No-Lapse Cost of Insurance used in the calculation of the No-Lapse Value, Lincoln Life will add the amount of the Flat Extra Monthly Insurance Cost, if any, shown in the POLICY SPECIFICATIONS. These factors are not used in calculating the actual Accumulation Value or Death Benefit provided under the policy.

Policy    Monthly   Policy    Monthly   Policy    Monthly   Policy    Monthly
 Year      Rate      Year      Rate      Year      Rate      Year      Rate
------   --------   ------   --------   ------   --------   ------   --------
   1      0.09751      2      0.12168      3      0.15586      4      0.18003
   5      0.20421      6      0.21421      7      0.23756      8      0.27007
   9      0.30259     10      0.33261     11      0.37764     12      0.42018
  13      0.46105     14      0.51109     15      0.55281     16      0.63707
  17      0.73638     18      0.84071     19      0.97178     20      1.12376

  21      1.23151     22      1.34848     23      1.47049     24      1.60089
  25      1.74052     26      1.89609     27      2.06927     28      2.26512
  29      2.48700     30      2.73412     31      3.00567     32      3.29499
  33      3.60377     34      3.93207     35      4.28831     36      4.68771
  37      5.14130     38      5.66272     39      6.26231     40      6.93020

  41      7.65397     42      8.41946     43      9.21667     44     10.03810
  45     10.90599     46     11.85387     47     12.90782     48     14.10279
  49     15.45351     50     16.92847     51     18.49589     52     20.12277
  53     21.79488     54     23.50479     55     25.25721     56     27.07366
  57     28.98832     58     31.07045     59     33.44130     60     36.48335

  61     40.87697     62     48.01022     63     60.77254     64     85.39234
  65     89.91826

On each Monthly Anniversary Day, the monthly No-Lapse Factor is multiplied by a reduction factor if, at the appropriate Age, the Funding Level exceeds the level noted below.

         Funding         Funding         Funding         Funding
  Age     Level    Age    Level    Age    Level    Age    Level
------   -------   ---   -------   ---   -------   ---   --------
1 - 40     0.50%    41     0.50%    42     0.60%    43     0.70%
  44       0.80%    45     0.90%    46     1.00%    47     1.20%
  48       1.30%    49     1.40%    50     1.50%    51     1.60%
  52       1.70%    53     1.80%    54     2.00%    55     2.20%
  56       2.40%    57     2.60%    58     2.80%    59     2.90%

  60       3.00%    61     3.20%    62     3.40%    63     3.70%
  64       4.00%    65     4.40%    66     4.80%    67     5.30%
  68       5.80%    69     6.40%    70     7.00%    71     7.60%
  72       8.30%    73     9.00%    74    10.00%    75    11.00%
  76      12.00%    77    13.50%    78    15.00%    79    17.00%

  80      19.00%    81    21.00%    82    23.00%    83    25.00%
  84      30.00%    85    35.00%    86    40.00%    87    45.00%
  88+     50.00%

LR694                                                                     Page 4

The reduction factor, if applicable, is determined based on two measures: 1) Guaranteed Minimum Death Benefit Percentage, and 2) Fixed Account Allocation. The following table shows the reduction factors.

-------------------------------------------------------------------------------------------------
      If the
    Guaranteed
      Minimum
   Death Benefit
  Percentage is:                     And the allocation to the Fixed Account is:
-------------------------------------------------------------------------------------------------
                     0 to   10 to   20 to   30 to   40 to   50 to   60 to   70 to   80 to   90 to
                      9%     19%     29%     39%     49%     59%     69%     79%     89%     100%
-------------------------------------------------------------------------------------------------
     0 - 70%:       0.210   0.208   0.207   0.206   0.205   0.204   0.203   0.202   0.201   0.200
-------------------------------------------------------------------------------------------------
   70.01% - 80%:    0.250   0.241   0.234   0.229   0.226   0.224   0.223   0.222   0.221   0.220
-------------------------------------------------------------------------------------------------
   80.01% - 90%:    0.300   0.286   0.274   0.269   0.266   0.264   0.263   0.262   0.261   0.260
-------------------------------------------------------------------------------------------------
  90.01% or more:   0.350   0.330   0.315   0.310   0.307   0.305   0.303   0.302   0.301   0.300
-------------------------------------------------------------------------------------------------

LR694                                                                     Page 5

                        No-Lapse Expense Charges and Fees

No-Lapse Premium Load. Lincoln Life will deduct a No-Lapse Premium Load of 8.0% from each premium payment.

No-Lapse Monthly Administrative Fee. The No-Lapse monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year and (b) a monthly charge per $1,000 of the policy Guaranteed Minimum Death Benefit. The charge described in (b) will be determined using the table that follows and will be based on the sex, Age and Premium Class of the Insured.

         Monthly            Monthly            Monthly            Monthly
         Charge             Charge             Charge             Charge
Policy     Per     Policy     Per     Policy     Per     Policy     Per
 Year     $1000     Year     $1000     Year     $1000     Year     $1000
----------------   ----------------   ----------------   ----------------
   1      0.002       2      0.003       3      0.003       4      0.003
   5      0.004       6      0.004       7      0.004       8      0.005
   9      0.006      10      0.007      11      0.008      12      0.008
  13      0.009      14      0.010      15      0.012      16      0.013
  17      0.015      18      0.018      19      0.021      20      0.024

  21      0.027      22      0.029      23      0.033      24      0.036
  25      0.039      26      0.043      27      0.048      28      0.053
  29      0.058      30      0.064      31      0.071      32      0.078
  33      0.087      34      0.096      35      0.105      36      0.116
  37      0.128      38      0.143      39      0.159      40      0.178

  41      0.198      42      0.220      43      0.243      44      0.267
  45      0.293      46      0.321      47      0.353      48      0.388
  49      0.429      50      0.473      51      0.522      52      0.572
  53      0.624      54      0.678      55      0.735      56      0.794
  57      0.858      58      0.926      59      1.044      60      1.103

  61      1.242      62      1.461      63      1.843      64      2.550
  65      3.913

On each Monthly Anniversary Day, the monthly charge per $1,000 is multiplied by a reduction factor, which is determined based on two measures: 1) Guaranteed Minimum Death Benefit Percentage, and 2) Fixed Account Allocation. The following table shows the reduction factors.

-------------------------------------------------------------------------------------------------
      If the
    Guaranteed
      Minimum
   Death Benefit
  Percentage is:                     And the allocation to the Fixed Account is:
-------------------------------------------------------------------------------------------------
                     0 to   10 to   20 to   30 to   40 to   50 to   60 to   70 to   80 to   90 to
                      9%     19%     29%     39%     49%     59%     69%     79%     89%     100%
-------------------------------------------------------------------------------------------------
     0 - 70%:       0.100   0.070   0.050   0.030   0.020   0.010   0.000   0.000   0.000   0.000
-------------------------------------------------------------------------------------------------
   70.01% - 80%:    0.300   0.210   0.140   0.080   0.030   0.020   0.010   0.000   0.000   0.000
-------------------------------------------------------------------------------------------------
   80.01% - 90%:    0.600   0.420   0.270   0.150   0.060   0.040   0.020   0.010   0.000   0.000
-------------------------------------------------------------------------------------------------
  90.01% or more:   1.000   0.700   0.450   0.250   0.100   0.070   0.040   0.020   0.010   0.000
-------------------------------------------------------------------------------------------------

LR694